EXHIBIT 99.3

INFORMATION REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Steiner Leisure Limited ("Steiner") dismissed Arthur Andersen LLP ("Andersen") as its independent auditors, effective June 6, 2002. For additional information, see Steiner's Current Report on Form 8-K dated June 6, 2002. After reasonable efforts, Steiner has been unable to obtain Andersen's written consent to the incorporation by reference into Steiner's registration statements (Form S-8 Nos. 333-39927 and 333-52343 and Form S-3 No. 333-76436)) and the related prospectuses (the "Registration Statements") of Andersen's audit report with respect to Steiner's consolidated financial statements for the year in the period ended December 31, 2000. Under these circumstances, Rule 437a under the Securities Act permits Steiner to file this Annual Report on Form 10-K, which is incorporated by reference into the Registration Statements, without a written consent from Andersen. As a result, with respect to transactions in Steiner's securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act.